Exhibit 10.15

                                CONTRACT OF SALE


Electra-Net, L.C. ("Electra-Net") agrees to transfer all of its assets to Electronic Transmission Corporation ("ETC") under the following terms and conditions.

Electra-Net hereby sells, transfers and conveys all of its right, title and interest in its business activities (hereinafter the Electra-Net Business) as well as all of its assets, including but not limited to contracts, agreements, accounts receivable and goodwill to Electronic Transmission Corporation.
Electra-Net additionally grants a twenty-nine year license to use the name "Electra-Net" to ETC.

ETC will pay Electra-Net the equivalent of five hundred thousand dollars ($500,000) in ETC common stock, which is herein deemed to be 400,000 shares.

ETC agrees that it will maintain separate accounting records for Electra-Net Business and that this agreement will apply to any transfer of ownership interests in such business activities to third parties. ETC further agrees not to assign, sell or otherwise transfer this Contract of Sale, or any interest herein without the prior written consent of Havard, such consent not being unreasonably withheld.

This agreement and all exhibits attached hereto and expressly made a part hereof shall constitute the entire agreement relating to the subject matter hereof between the parties hereto. Each party acknowledges that no representation, inducement, promise or agreement has been made orally or otherwise, by the other party, or anyone acting on behalf of the other party, unless such representation, inducement, promise or agreement is embodied in this agreement, expressly or by incorporation. No amendment to this agreement shall be valid unless it is in writing and signed by the parties.

This agreement shall be governed by and construed in accordance with the laws of the State of Texas and if any provision hereof is held to be invalid or unenforceable, the remaining provisions shall be deemed valid unless the provision held invalid or unenforceable shall substantially impair the benefits of the remaining portions of this agreement. The waiver by either party of any breach by the other party of any of the provisions of this agreement shall not constitute a continuing waiver or a waiver of any subsequent breach of the same or of a different provision of this agreement.

Any notice or other communication made or contemplated by this agreement to be in writing shall be deemed to have been received by the party to whom it is addressed five (5) days after it is deposited in the United States mail, postage prepaid, return receipt requested, and addressed ad follows:

         If to ETC:                 Electronic Transmission Corporation
                                    5025 Arapaho Rd., Suite 501
                                    Dallas, Texas  75248

         If to Havard:              Mr. L. Cade Havard
                                    6215 Glendora
                                    Dallas, Texas  75230

         This Contract of Sale is effective April 1, 1997.


Electra-Net, L.C.


\s\ L. Cade Havard
L. Cade Havard, Principle

Electronic Transmission Corporation


\s\ L. Cade Havard
L.    Cade Havard
Chairman, CEO